Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF FORMATION AND OPERATING AGREEMENT

OF

MUNICIPAL MORTGAGE & EQUITY, LLC

(a Delaware limited liability company)

THIS SECOND AMENDED AND RESTATED CERTIFICATE OF FORMATION AND OPERATING AGREEMENT (the "Agreement") of Municipal Mortgage & Equity, LLC, a Delaware limited liability company (the "Company"), dated as of June 11, 2012, is entered into by and among the Shareholders (as defined herein) of the Company and any Person (as defined herein) who becomes a Shareholder pursuant to the terms of this Agreement.

The Company's Amended and Restated Certificate of Formation filed with the Delaware Secretary of State on May 9, 2002, is hereby amended to amend and restate all of the provisions thereof so that said Certificate, as amended and restated hereby, reads in its entirety as follows; and the Company's Operating Agreement is hereby amended so that said Operating Agreement reads in its entirety as follows:

FIRST: The name of the limited liability company is Municipal Mortgage & Equity, LLC.

SECOND: The address of the limited liability company's registered office in the State of Delaware is CT Corporation System, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is CT Corporation System.

THIRD: The remainder of the Certificate of Formation and Operating Agreement is as follows:

WITNESSETH:

WHEREAS, the Shareholders of the Company have approved the amendment and restatement of the Certificate (as defined herein) of the Company and the Operating Agreement (as defined herein) of the Company to remove provisions and references that are no longer operative; and

WHEREAS, this Agreement shall constitute the Certificate of the Company and shall also constitute the Operating Agreement of the Company, and shall be binding upon all Persons now or at any time hereafter who are Shareholders of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement, and of other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

ARTICLE 1

Definitions

Capitalized terms used in this Agreement shall have the meanings set forth below or in the Section of this Agreement referred to below, except as otherwise expressly indicated or limited by the context in which they appear in this Agreement. All terms defined in this Article 1 or in the preamble to this Agreement in the singular have the same meanings when used in the plural and vice versa.

1.1          "Acquiring Person" shall have the meaning set forth in Section 13.1 of this Agreement.

1.2          "Act" means the Delaware Limited Liability Company Act, Del. Code Ann. §§18-101 et seq., as amended from time to time.

1.3          "Affiliate" means, with respect to any Person, any Relative of such Person, any trust for the benefit of such Person or such Person's Relative, any beneficiary of such a trust and any other Person that directly, or indirectly through one or more intermediaries, controls (including without limitation all officers and directors of such Person), is controlled by, or is under common control with, such Person or a Relative of such Person. The term "control" (or any form thereof), as used in the preceding sentence, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

1.4          "Agreement" means this Agreement, as may be amended, restated, supplemented or otherwise modified from time to time as herein provided.

1.5          "Announcement Date" shall have the meaning set forth in Section 12.3 of this Agreement.

1.6          "Associate" shall have the meaning set forth in Sections 12.1 and 13.1 of this Agreement.

1.7          "Beneficial Owner" shall have the meaning set forth in Section 12.1 of this Agreement.

1.8          "Board of Directors" means the board on which all of the Company's Managers sit, in their capacities as Managers.

1.9          "Book Gain" or "Book Loss" means the gain or loss recognized by the Company for book purposes in any Fiscal Year by reason of any sale or disposition with respect to any of the assets of the Company. Such Book Gain or Book Loss shall be computed by reference to the Book Value of such property or assets as of the date of such sale or disposition (determined in accordance with Section 1.10 of this Agreement), rather than by reference to the tax basis of such property or assets as of such date, and each and every reference herein to "gain" or "loss" shall be deemed to refer to Book Gain or Book Loss, rather than to tax gain or tax loss, unless the context manifestly otherwise requires.

1.10        "Book Value" of an asset means, as of any particular date, the value at which the asset is properly reflected on the books and records of the Company as of such date in accordance with Section 1.704-1(b)(2)(iv) of the Treasury Regulations. The initial Book Value of each asset shall be its cost, unless such asset was contributed to the Company by a Shareholder, in which case the initial Book Value shall be the fair market value for such asset as reasonably determined by the Board of Directors, and, in each case, such Book Value shall thereafter be adjusted for cost recovery deductions to which the Company is entitled for federal income tax purposes with respect thereto, in the amount that bears the same relationship to the Book Value of such asset as the cost recovery deduction computed for tax purposes bears to the adjusted tax basis of such assets. The Book Values of all Company assets shall be adjusted to equal their respective fair market values, as reasonably determined by the Board of Directors under appropriate circumstances, which circumstances may include but are not limited to the following: (a) the acquisition, by any new or existing Shareholder, of any interest issued after August 1, 1996 by the Company; (b) the distribution by the Company to a Shareholder of more than a de minimis amount of Company assets, including money, if, as a result of such distribution, such Shareholder's interest in the Company is reduced; and (c) the termination of the Company for federal income tax purposes pursuant to Section 708(b)(1)(B) of the Code.

1.11        "Business Combination" shall have the meaning set forth in Section 12.1 of this Agreement.

1.12        "By-laws" means the by-laws of the Company, as amended from time to time, governing various aspects of the operation of the Company and the rights and obligations of its Shareholders, Board of Directors, officers and agents. All provisions of the By-laws not inconsistent with law or this Agreement shall be valid and binding.

1.13        "Capital Account" shall have the meaning ascribed thereto in Section 3.3 of this Agreement.

1.14        "Capital Contributions" means the total amount of cash and other property contributed to the Company by the Shareholders.

1.15        "Capital Transactions" means (a) any sale, exchange, taking by eminent domain, damage, destruction or other disposition of all or any part of the assets of the Company, other than tangible personal property disposed of in the ordinary course of business; or (b) any financing or refinancing of any Company indebtedness; provided, that the receipt by the Company of Capital Contributions shall not constitute Capital Transactions.

1.16        "Certificate" means this Agreement, in its function as a "certificate of formation" as provided for pursuant to the Act, as originally filed with the office of the Secretary of State of the State of Delaware, as amended, restated, supplemented or otherwise modified from time to time as herein provided.

1.17        "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any subsequent federal law of similar import, and, to the extent applicable, any Treasury Regulations promulgated thereunder.

1.18        "Common Shareholders" means the holders of Common Shares.

1.19        "Common Shares" shall have the meaning set forth in Section 3.1 of this Agreement.

1.20        "Company" means the limited liability company hereby established in accordance with this Agreement by the parties hereto, as such limited liability company may from time to time be constituted.

1.21        "Company Interest" means an equity interest in the Company, and, if the context so allows, the percentage of equity ownership interest in the Company represented by the Capital Account attributable to such equity interest as compared to all of the aggregate Capital Accounts of all Shareholders of the Company (as such percentage may be changed from time to time to reflect adjustments as provided for in this Agreement); it being understood and agreed that this term shall not be deemed to apply to any debt incurred by the Company (directly or indirectly), including but not limited to through custodial, trust or similar or other arrangements.

1.22        "Consent" means either the consent given by vote at a duly called and held meeting or the prior written consent, as the case may be, of a Person to do the act or thing for which the consent is solicited, or the act of granting such consent, as the context may require.

1.23        "Control Company Interest" shall have the meaning set forth in Section 13.1 of this Agreement.

1.24        "Depreciation" means, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period; provided, that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of any such year or other period, Depreciation shall be an amount that bears the same relationship to the Book Value of such asset as the depreciation, amortization, or other cost recovery deduction computed for tax purposes with respect to such asset for the applicable period bears to the adjusted tax basis of such asset at the beginning of such period, or if such asset has a zero adjusted tax basis, Depreciation shall be an amount determined under any reasonable method selected by the Board of Directors.

1.25        "Determination Date" shall have the meaning set forth in Section 12.3 of this Agreement.

1.26        "Director" shall have the same meaning as "Manager".

1.27        "Entity" means any general partnership, limited partnership, corporation, joint venture, trust, limited liability company, limited liability partnership, business trust, cooperative, or association. An Entity may or may not be an Affiliate of the Company.

1.28        "Fiscal Year" means the fiscal year of the Company and shall be the same as its taxable year, which shall be the calendar year unless otherwise determined by the Board of Directors in accordance with the Code. Each Fiscal Year shall commence on the day immediately following the last day of the immediately preceding Fiscal Year.

1.29        "Five Year Tolling Period" shall have the meaning set forth in Section 12.2 of this Agreement.

1.30        "Future Shares" shall have the meaning set forth in Section 3.1 of this Agreement.

1.31        "Initial Capital Contribution" means any Capital Contribution made in accordance with Section 3.2 hereof.

1.32        "Interested Company Interests" shall have the meaning set forth in Section 13.1 of this Agreement.

1.33        "Interested Party" shall have the meaning set forth in Section 12.1 of this Agreement.

1.34        "Managers" means those individuals serving on the Board of Directors of the Company, including successor or additional Managers duly elected in accordance with the terms of this Agreement.

1.35        "Market Value" shall have the meaning set forth in Section 12.1 of this Agreement.

1.36        "Members" means the Shareholders, together with all Persons who become Members as herein provided and who are listed as Members of the Company in the books and records of the Company, in such Persons' capacity as Members of the Company.

1.37        "Operating Agreement" means this Agreement, in its function as an "operating agreement" as provided for pursuant to the Act, as amended, restated, supplemented or otherwise modified from time to time as herein provided.

1.38        "Person" means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such Person where the context so admits.

1.39        "Profit" and "Loss" means, for each Fiscal Year or other period for which allocations to Shareholders are made, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (provided, that for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(a)          Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profit or Loss pursuant to this provision shall be added to such taxable income or loss;

(b)          Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Treasury Regulations, and not otherwise taken into account in computing Profit or Loss pursuant to this provision, shall be subtracted from such taxable income or loss;

(c)          Book Gain or Book Loss from a Capital Transaction shall be taken into account in lieu of any tax gain or tax loss recognized by the Company by reason of such Capital Transaction; and

(d)          In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed as provided in this Agreement.

If the Company's taxable income or loss for such Fiscal Year or other period, as adjusted in the manner provided above, is a positive amount, such amount shall be the Company's Profit for such Fiscal Year or other period; and if a negative amount, such amount shall be the Company's Loss for such Fiscal Year or other period.

1.40        "Relative" means, with respect to any Person, any parent, spouse, brother, sister, or natural or adopted lineal descendant or spouse of such descendant of such Person.

1.41        "Shareholders" means all persons who hold Shares, and shall have the same meaning as the word "Members".

1.42        "Shares" means Company Interests.

1.43        "Subsidiary" shall have the meaning set forth in Section 12.1 of this Agreement.

1.44        "Tax Matters Partner" shall have the meaning ascribed thereto in Section 3.5 of this Agreement.

1.45        "Transfer" (or "Transferred") means to give, sell, assign, encumber, pledge, hypothecate, devise, bequeath, or otherwise dispose of, encumber, transfer, or permit to be transferred, during life or at death. The word "Transfer," when used as a noun, shall mean any Transfer transaction.

1.46        "Transferee" means any Person to whom Shares are Transferred for any reason or by any means.

1.47        "Treasury Regulations" means the federal income tax regulations, including any temporary or proposed regulations, promulgated under the Code, as such Treasury Regulations may be amended from time to time (it being understood that all references herein to specific sections of the Treasury Regulations shall be deemed also to refer to any corresponding provisions of succeeding Treasury Regulations).

1.48        "Valuation Date" shall have the meaning set forth in Section 12.3 of this Agreement.

ARTICLE 2

Continuation, Purpose and Term

2.1          Continuation.         The parties hereto hereby agree to continue the limited liability company known as Municipal Mortgage & Equity, LLC, as a limited liability company under the provisions of the Act.

2.2          Company Name. The name of the Company is "Municipal Mortgage & Equity, LLC". The business of the Company shall be conducted under such name or such other names as the Board of Directors or the Shareholders may from time to time determine on and pursuant to the terms of this Agreement. In addition, the name of the Company may be changed from time to time by the Board of Directors. If the Board of Directors determines that it is necessary or desirable to amend this Agreement or to make any filings under the Act or otherwise in order to change the name of the Company to any name determined from time to time by the Board of Directors, the Board of Directors may cause such amendments and filings to be made, which filings might take the form of amendments to the Company's Certificate; provided, however, that, unless specifically required by the Act or this Agreement, no approval or Consent of any Shareholders shall be required in connection with the making of any such filing, instrument or amendment.

2.3          The Certificate. The Shareholders hereby agree to execute, file and record all such certificates and documents, including amendments to the Certificate, and to do such other acts as may be appropriate to comply with all requirements for the formation, continuation, and operation of a limited liability company, the ownership of property, and the conduct of business under the laws of the State of Delaware and any other jurisdiction in which the Company may own property or conduct business.

2.4          Principal Business Office. The principal business office of the Company shall be located at 621 East Pratt Street, Suite 600, Baltimore, Maryland 21202, or at such other location as may hereafter be determined by the Board of Directors. The principal business office, as well as the registered office and the registered agent, of the Company may be changed by the Board of Directors from time to time in accordance with the then applicable provisions of the Act and any other applicable laws, as well as the terms and conditions of this Agreement.

2.5          Term of Company. The duration of the Company shall be perpetual unless the Company is wound up and dissolved pursuant to the provisions of Article 10 hereof.

2.6          Purposes. The purposes of the Company are (a) to invest in or engage in activities related to investment in bonds and in real estate, including but not limited to loan servicing and loan origination (whether in connection with loans to the Company or to others), and to generate returns from such investments; this may include investing in entities which invest in bonds and in real estate assets; provided, however, that the investment criteria shall be established by the Board of Directors from time to time in its sole discretion subject to the requirement that such criteria be consistent with the purposes of the Company; (b) to engage in any other activities relating to, and compatible with, the purposes set forth above; (c) to acquire, own and dispose of general and limited partnership interests, membership interests, and stock or other equity interests in Entities, and to exercise all rights and powers granted to the owner of any such interests; (d) to take such other actions, or do such other things, as are necessary or appropriate (in the sole discretion of the Board of Directors) to carry out the provisions of this Agreement; and (e) to invest in any type of investment and to engage in any other lawful act or activity for which limited liability companies may be organized under the Act, and by such statement all lawful acts and activities shall be within the purposes of the Company, except for express limitations, if any.

2.7          Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have the power and is hereby authorized to (a) invest (at any time during the term of the Company) in (i) mortgage revenue bonds or portions of or interests in (including junior positions) mortgage revenue bonds financing multifamily properties, senior living facilities, manufactured housing communities, or congregate care facilities, beneficial ownership certificates or any other securities of other funds or investments with similar underlying investment objectives, (ii) multifamily real estate, including senior living facilities, manufactured housing communities, and congregate care facilities, and (iii) Entities which engage in any activities described in clauses (i) or (ii) of this sentence; invest (at any time during the term of the Company) in other assets which are designed to accomplish any of the foregoing investment purposes or in any manner consistent with the Company's then-existing investment criteria and objectives; and to reinvest the proceeds of any sales by the Company of Company assets, in any permitted investments; (b) act as a general or limited partner, member, joint venturer, manager or shareholder of any Entity, and to exercise all of the powers, duties, rights and responsibilities associated therewith; (c) take any and all actions necessary, convenient or appropriate as the holder of any such interests or positions; (d) operate, purchase, maintain, finance, improve, own, sell, convey, assign, mortgage, lease, demolish or otherwise dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purposes of the Company; (e) borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Company, and secure the same by mortgage, pledge or other lien on any assets of the Company; (f) invest any funds of the Company pending distribution or payment of the same pursuant to the provisions of this Agreement; (g) prepay in whole or in part, refinance, recast, increase, modify or extend any indebtedness of the Company and, in connection therewith, execute any extensions, renewals or modifications of any mortgage or security agreement securing such indebtedness; (h) enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any Person affiliated with any of the Shareholders, necessary to, in connection with or incidental to the accomplishment of the purposes of the Company; (i) establish reserves for capital expenditures, working capital, debt service, taxes, assessments, insurance premiums, repairs, improvements, depreciation, depletion, obsolescence and general maintenance of buildings and other property out of the rents, profits or other income received; (j) employ or otherwise engage employees, managers, contractors, advisors and consultants, and pay reasonable compensation for such services, and enter into employee benefit plans of any type; (k) enter into partnerships or other ventures with other Persons in furtherance of the purposes of the Company; (l) purchase or repurchase Shares from any Person for such consideration as the Board of Directors may determine in its reasonable discretion (whether more or less than the original issuance price of such Share or the then trading price of such Share); (m) enter into rights plans or other plans relating to Shares, options or bonuses, and to issue Shares, options or warrants thereunder (or other derivatives relating thereto) for any consideration (even if such consideration is less than the market value of such Shares); and (n) do such other things and engage in such other activities as may be necessary, convenient or advisable with respect to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

2.8          Effectiveness of this Agreement. This Agreement shall govern the operations of the Company and the rights and restrictions applicable to the Shareholders, to the extent permitted by law. Pursuant to Section 18-101(7)(a)(2) of the Act, all Persons who become holders of Shares in the Company shall be bound by the provisions of this Agreement and shall be deemed to be parties hereto, whether or not such Persons execute a counterpart of this Agreement. The payment for any Shares acquired by any Person, or the action of becoming an assignee or Transferee of such Shares, shall be deemed to constitute a request that the records of the Company reflect such admission, assignment or Transfer, and shall be deemed to be sufficient acts to comply with the requirements of Section 18-101(7)(a)(2) of the Act and to so cause that Person to become a Shareholder and to bind that Person to the terms and conditions of this Agreement (and to entitle that Person to the rights of a Shareholder hereunder), without the requirement for execution of this Agreement by such Person.

ARTICLE 3

Classes of Shares; Admission of Shareholders; Capitalization

3.1          Classes of Shares.

(a)          The Company shall have the authority to issue the following classes and series of Shares:

(i)          shares which are designated "Common Shares"; and

(ii)         one or more other classes or series of Shares, as to which the Board of Directors shall have the exclusive authority, by resolution or resolutions providing for the issuance of Shares or of a particular class or series thereof, to fix and determine the voting powers, full or limited or no voting power, and such designations, preferences, and relative, participating, optional or other special rights, and qualifications, limitations, or restrictions thereof, as may be desired by the Board of Directors from time to time, to the fullest extent now or hereafter permitted by the laws of the State of Delaware (collectively, all such other classes and series to be referred to as the "Future Shares"). Nothing in this Section 3.1(a)(ii) shall be deemed to restrict the ability of the Company to incur secured or unsecured debt (directly or indirectly), including but not limited to through custodial, trust or similar or other arrangements.

(b)          Each Common Share shall (i) have no stated par value per Share, and (ii) have the rights and be governed by the provisions set forth in this Agreement; and none of such shares shall have any preemptive rights, or give the holders thereof any rights to convert into any other securities of the Company, or give the holders thereof any cumulative voting rights, except as specifically set forth herein.

(c)          The Board of Directors may cause the Company to issue such numbers of Common Shares and Future Shares from time to time as the Board of Directors may determine in its sole discretion, and the number of such shares is not limited.

(d)          If the Board of Directors determines that it is necessary or desirable to amend this Agreement or to make any filings under the Act or otherwise in order to reference the existence or creation of a class or series of Future Shares, the Board of Directors may cause such amendments and filings to be made, which filings might take the form of amendments to the Company's Certificate; provided, however, that, unless specifically required by the Act or this Agreement, no approval or Consent of any Shareholders shall be required in connection with the making of any such filing, instrument or amendment.

(e)          No Future Share shall have any preemptive rights or give the holder thereof any rights to convert into any other securities of the Company, or give any holders thereof any cumulative voting rights, unless such rights are specifically provided for in the Board of Directors' resolution creating the class of which such Future Share is a part.

(f)          The Board of Directors, without any Consent of any Shareholders being required, may effect a split or reverse split of Shares of any series or class, by adopting a resolution therefor. If the Board of Directors determines that it is necessary or desirable to make any filings under the Act or otherwise in order to reference the existence of such a split or reverse split, the Board of Directors may cause such filings to be made, which filings might take the form of amendments to the Company's Certificate; provided, however, that, unless specifically required by the Act or this Agreement, no approval or Consent of any Shareholders shall be required in connection with the making of any such filing or amendment.

(g)          Notwithstanding any other provisions of this Agreement, the Board of Directors may, without the Consent of Shareholders, amend this Agreement to the extent required to allow the Board of Directors to exercise the powers granted to it by this Section 3.1.

3.2          Additional Provisions Relating to Additional Shareholders. In the event that the Board of Directors determines that additional funds are required by the Company for any Company purpose, or that the Company should for any reason seek to raise additional capital, the Board may cause the Company to sell Future Shares for a price equal to what the Board of Directors determines to be the fair value of such Shares, in exchange for cash, other property, services or any other lawful consideration to be received by the Company in consideration of such Shares (to be valued by the Board of Directors in its discretion), or may cause the Company to obtain funds as a loan from any third party upon such terms and conditions as the Board of Directors deems appropriate, or any combination thereof from time to time. The Initial Capital Contribution of any such additional Shareholders shall be specified by the Board of Directors at the time of admission of such additional Shareholder.

3.3          Capital Accounts. A separate capital account (a "Capital Account") shall be established and maintained for each Shareholder, including any Transferee or additional Shareholder who shall hereafter acquire a Company Interest, in accordance with the following provisions:

(a)          To each Shareholder's Capital Account there shall be credited the amount of cash and fair market value of the property actually contributed to the Company by such Shareholder pursuant to Section 3.2 hereof, such Shareholder's allocable share of Profit, and the amount of any Company liabilities that are assumed by such Shareholder or that are secured by any Company property distributed to such Shareholder.

(b)          To each Shareholder's Capital Account there shall be debited the amount of cash and the fair market value of any Company property distributed to such Shareholder pursuant to any provision of this Agreement, such Shareholder's allocable share of Loss, and the amount of any liabilities of such Shareholder that are assumed by the Company or that are secured by any property contributed by such Shareholder to the Company.

(c)          If any asset of the Company is distributed in kind, the Company shall be deemed to have realized Profit or Loss thereon in the same manner as if the Company had sold such asset for an amount equal to the greater of (i) the fair market value of such asset, or (ii) the fair market value of any debts to which such asset is then subject, in each case as determined by the Board of Directors. If at any time after the date of this Agreement, the Book Value of any Company asset is adjusted pursuant to the last sentence of the definition of Book Value set forth in Section 1 hereof, the Capital Accounts of all Shareholders shall be adjusted simultaneously to reflect the aggregate net adjustments, as if the Company recognized Profit or Loss equal to the respective amounts of such aggregate net adjustments.

(d)          The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b)(2)(iv) of the Treasury Regulations, and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

(e)          A Shareholder shall not be entitled to withdraw any part of its Capital Account or to receive any distributions from the Company, except as provided in Article 5 hereof, nor shall a Shareholder be entitled to make any loan or Capital Contribution to the Company other than as expressly provided herein. No loan made to the Company by any Shareholder shall constitute a capital contribution to the Company for any purpose.

(f)          Except as required by the Act, no Shareholder shall have any liability for the return of the Capital Contribution of any other Shareholder. A Shareholder who has more than one interest in the Company may have a separate Capital Account for each different class of interest owned.

3.4          Transfer of Capital Accounts. The original Capital Account established for each Transferee shall be in the same amount as the Capital Account of the Shareholder which such Transferee succeeds, at the time such Transferee is admitted to the Company. The Capital Account of any Shareholder whose Company Interest shall be increased by means of the Transfer to it of all or part of the Company Interest of another Shareholder shall be appropriately adjusted to reflect such Transfer. Any reference in this Agreement to a Capital Contribution of, or distribution to, a then-Shareholder shall include a Capital Contribution or distribution previously made by or to any prior Shareholder on account of the Company Interest of such then-Shareholder.

3.5          Tax Matters Partner.

(a)          The individual serving as the chief financial officer of the Company, while serving in such capacity, shall be the Company's "tax matters partner" (as such term is defined in Section 6231(a)(7) of the Code) (the "Tax Matters Partner"), for purposes of Section 6231 of the Code, with all of the powers that accompany such status (except as otherwise provided in this Agreement). Promptly following the written request of the Tax Matters Partner, the Company shall, to the fullest extent permitted by law, reimburse and indemnify the Tax Matters Partner for all reasonable expenses, including reasonable legal and accounting fees, claims, liabilities, losses and damages incurred by the Tax Matters Partner in connection with any administrative or judicial proceeding with respect to the tax liability of the Shareholders. The provisions of this Section 3.5 shall survive the termination of the Company and shall remain binding on the Shareholders for as long as a period of time as is necessary to resolve with the Internal Revenue Service any and all matters regarding the federal income taxation of the Company or the Shareholders.

(b)          Notwithstanding Section 3.5(a) hereof, the Tax Matters Partner shall have no fiduciary duty whatsoever to any other Shareholder, and shall be treated in exactly the same manner as any other Shareholder other than as specifically provided in Section 3.5(a) hereof.

ARTICLE 4

Allocations

4.1          General Rules Concerning Allocations. Within 45 days after the end of each calendar month, the Company shall conduct an interim closing of the books as of the end of the last day of that calendar month. On the basis of the closing of the books for each calendar month, the Company shall determine the amount of Profit and Loss attributable to that calendar month. Profits and Losses shall be determined in accordance with the accounting methods followed by the Company for federal income tax purposes.

4.2          Allocations of Profits and Losses. All allocations to the Shareholders of items included within the Company's Profits and Losses attributable to each calendar month shall be allocated solely among the Shareholders recognized as Shareholders as of the last day of that calendar month, as follows:

(a)          The Company's Profit or Loss for the applicable period shall be allocated among the Common Shareholders in proportion to their relative ownership of Common Shares.

(b)          The Tax Matters Partner is authorized to make reasonable determinations regarding the allocation of Profit and Loss under this Section 4.2, including determinations relating to the calculation of Profit or Loss, and such other items of the Company's income, gain, loss, deduction and credit as may be appropriate to carry out the intent of this Section 4.2.

4.3          Special Allocations. Notwithstanding any other provision of this Agreement, to the extent an allocation of Profit or Loss or any item thereof to any Shareholder pursuant to Sections 4.1 or 4.2 of this Agreement would be in violation of the requirements of the Treasury Regulations under Section 704(b) of the Code, the Tax Matters Partner shall comply with the requirements of such Treasury Regulations and adjust such allocations to comply with such requirements in a manner that will, in the reasonable judgment of the Tax Matters Partner, have the least effect on the amounts to be allocated and distributed under this Agreement. In the event a Shareholder unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) that causes or increases a negative balance in a Shareholder's Capital Account, items of Profit shall be specially allocated to such Shareholder so as to eliminate such negative balance as quickly as possible. The Shareholders agree that if this Section 4.3 becomes applicable, the Tax Matters Partner is authorized to review and adjust the allocations made pursuant to Sections 4.1 or 4.2 of this Agreement.

4.4          Additional Allocations.

(a)          If there is a net decrease in "partnership minimum gain" (within the meaning of Treasury Regulation Section 1.704-2(d)) during a taxable year, a Shareholder shall be allocated, before any other allocation of the Company's items for such taxable year (and if necessary, subsequent years), items of the Company's income and gain in the amount equal to the Shareholder's share of such net decrease in partnership minimum gain (within the meaning of Treasury Regulations Section 1.704-2(g)).

(b)          The Tax Matters Partner, in order to preserve uniformity of Shares within a class, may, in its sole discretion, make a special allocation of items of income, gain, loss or deduction but only if such allocations would not have a material adverse effect on the Shareholders and if they are consistent with the principles of Section 704 of the Code.

(c)          If, and to the extent that any Shareholder is deemed to recognize income as a result of any transaction between such Shareholder and the Company pursuant to Sections 1272-1274, Section 7872, Section 483 or Section 482 of the Code, or any similar provision now or hereafter in effect, any corresponding loss or deduction of the Company shall be allocated to the Shareholder who was charged with such income.

(d)          Adjustments to the Capital Accounts of Shareholders with respect to an adjustment to the tax basis of any asset of the Company pursuant to Section 734(b) or Section 743(b) of the Code shall be made in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(m).

4.5          Tax Allocations.

(a)          For federal income tax purposes, except as otherwise provided in this Section 4.5, each item of income, gain, loss and deduction of the Company shall be allocated among the Shareholders in the same proportion as the corresponding items are allocated pursuant to Sections 4.3 and Section 4.4 hereof.

(b)          In the event that the Book Value of any asset contributed to and held by the Company differs from its basis for federal income tax purposes ("Tax Basis"), allocations of income, gain, loss or deduction with respect to such asset shall, solely for tax purposes, be allocated among the Shareholders so as to take account of any variation between Book Value and Tax Basis in accordance with the provisions of Section 704(c) of the Code and Treasury Regulations thereunder. The Tax Matters Partner may elect any reasonable method or methods for making such allocations.

(c)          If the Book Value of any asset of the Company is adjusted pursuant to Section 1.10 hereof, subsequent allocations of income, gain, loss and deductions with respect to such asset shall take into account any variation between Book Value and Tax Basis in accordance with the provisions of Section 704(c) of the Code and Treasury Regulations thereunder.

(d)          The Tax Matters Partner shall have the sole discretion to make special allocations of items of income, gain, loss and deductions that are consistent with the principles of Section 704(c) of the Code and to amend the provisions of this Agreement (without Shareholder action, notwithstanding Section 14.4 of this Agreement), as appropriate, to reflect the proposal or promulgation of Treasury Regulations under Subchapter K of the Code. The Tax Matters Partner may adopt and employ such methods and procedures for (A) the maintenance of capital accounts for book and tax purposes, (B) the determination and allocation of adjustments under Sections 704(c), 734 and 743 of the Code, (C) the determination and allocation of taxable income, tax loss and items thereof under this Agreement and pursuant to the Code, (D) the determination of the identities and tax classification of Shareholders, (E) the provision of tax information and reports to the Shareholders, (F) the adoption of reasonable conventions and methods for the valuation of assets and the determination of tax basis, (G) the allocation of asset values and tax basis, (H) conventions for the determination of depreciation, cost recovery and amortization deductions and the adoption and maintenance of accounting methods, (I) the recognition of the transfer of Shares, and (J) compliance and other tax-related requirements, including without limitation, the use of computer software, to use filing and reporting procedures similar to those employed by publicly-traded partnerships and limited liability companies, as it determines in its sole discretion are necessary and appropriate to execute the provisions of this Agreement and to comply with federal and state tax law, and to achieve uniformity of Shares. The Tax Matters Partner shall be indemnified and held harmless by the Company for any expenses, penalties or other liabilities arising as a result of decisions made in good faith on any of the matters referred to in the preceding sentence. If the Tax Matters Partner determines, based on advice of counsel, that no reasonable allowable convention or other method is available to preserve the uniformity of Shares within a class, or the Tax Matters Partner in its discretion so elects, Shares may be separately identified as distinct classes to reflect differences in tax consequences.

ARTICLE 5

Distributions, Liquidations and Priority

5.1          Distributions. The Board of Directors may from time to time authorize the Company to pay distributions to holders of Common Shares from cash of the Company which the Board of Directors determines is available for distribution to the holders of Common Shares after taking into account amounts determined by the Board of Directors to be necessary or advisable to meet actual or anticipated expenses or liabilities of the Company or to create reasonable reserves thereof.

5.2          Liquidation, Dissolution or Winding-Up.

(a)          Liquidation. Upon the dissolution, liquidation or winding-up of the Company, after payment of all of the Company's creditors, each Shareholder shall receive an amount in cash or in kind equal to the positive Capital Account balance of such Shareholder, as determined after taking into account all Capital Account adjustments for the taxable year of the dissolution, liquidation or winding-up of the Company other than the distribution under this Section 5.2(a). In the event that any monies remain in the Company after making such distributions, such funds shall be distributed to the shareholders pro rata in accordance with Company Interests.

(b)          A consolidation or merger of the Company with or into any other Entity, or a sale, lease or exchange of any or all of the assets of the Company in consideration for the issuance of equity securities of another Entity, shall not be deemed to be a liquidation, dissolution or winding up of the Company.

5.3          Priority. Notwithstanding any other provision of this Agreement, it is specifically acknowledged and agreed by each Shareholder that the Company's failure to pay any amounts to such Shareholder, whether as a dividend, redemption payment or other distribution, even if such payment is specifically required hereunder, shall not give such Shareholder creditor status with regard to such unpaid amount; but rather, such Shareholder shall be treated only as a shareholder of whatever class such person is a Shareholder, and not as a creditor, of the Company. This Section 5.3 is, as permitted by Section 18-606 of the Act, intended to override the provisions of Section 18-606 of the Act relating to a member's status and remedies as a creditor, to the extent that such provisions would be applicable in the absence of this Section 5.3.

5.4          Payments to Shareholders for Services. Any payments by the Company to a Shareholder for services rendered to or on behalf of the Company shall be treated as guaranteed payments for services under Section 707(c) of the Code.

ARTICLE 6

Shareholders

6.1          Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Shareholders shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Shareholder of the Company. No Shareholder shall be required to lend any funds or make any capital contributions to the Company, except as expressly provided in this Agreement. If and to the extent a Shareholder's contribution shall be fully paid, such Shareholder shall not, except as required by the express provisions of the Act regarding repayment of sums wrongfully distributed to Shareholders, be required to make any further contributions.

6.2          Voting Rights of Shareholders; Authority of Board of Directors.

(a)          The Board of Directors shall make all decisions made for and on behalf of the Company, such decisions shall be binding upon the Company, and the Shareholders shall have no voting rights, except, however, as expressly set forth herein. The Board of Directors, in its sole discretion, has full, complete and exclusive right, power and authority in the management and control of the Company business to do any and all things necessary to effectuate the purpose of the Company, except, however, as expressly set forth herein. The members of the Board of Directors shall devote such time as is necessary to the affairs of the Company, and shall receive such compensation from the Company and such reimbursement for expenses as is permitted by the Company's By-laws as then in effect. No Person dealing with the Board of Directors shall be required to determine its authority to make any undertaking on behalf of the Company or to determine any facts or circumstances bearing upon the existence of such authority.

(b)          Notwithstanding Section 6.2(a) above, but subject to Article 12 and Article 13 hereof, in the event of a proposed sale or other disposition of all or substantially all of the assets of the Company at any one time, merger or consolidation of the Company (where the Company is not the surviving Entity), dissolution of the Company, or issuance of any restricted Share or deferred Share awards under a Company incentive share plan, any such proposed occurrence, in order to be approved must, (i) with respect to the merger or consolidation of the Company (where the Company is not the surviving Entity), first receive the approval of the Board of Directors, (ii) with respect to a sale or other disposition of all or substantially all of the assets of the Company at any one time, or dissolution of the Company, any such proposed action must first receive the approval of the Board of Directors, and (iii) receive the vote, at a duly held meeting, of more than 50% in interest of the total then issued and outstanding Shares (or, in the case of a written Consent without a meeting, more than 50% in interest of the total then issued and outstanding Shares), voting as one class (and not as separate classes, notwithstanding the fact that there may be members of more than one class voting) or such greater percentage as is then required under the Act.

(c)          Notwithstanding Section 6.2(a) above, but subject to Sections 7.2(a) and Articles 12 and 13 hereof, the vote, at a duly held meeting, of more than 50% in interest of the total then issued and outstanding Shares (or, in the case of a written Consent without a meeting, more than 50% in interest of the total then issued and outstanding Shares), voting as one class (and not as separate classes, notwithstanding the fact that there may be members of more than one class voting), shall be able to remove any Director and elect a replacement therefor. If the Shareholders vote to remove a Director pursuant to this Section 6.2(c), they shall provide the removed Director with notice thereof, which notice shall set forth the date upon which such removal is to become effective.

(d)          Except as otherwise provided in this Agreement or in any share plan or share incentive plan adopted by the Company, the holders of Common Shares have sole Shareholder authority:

(i) to vote on such matters as may be brought before the Shareholders from time to time (on issues other than those as to which this Agreement specifically provides for voting rights of Shareholders in addition to or instead of holders of Common Shares);

(ii) to elect Directors, and shall do so on an annual basis; and in all such votes on which the holders of Common Shares have sole Shareholder voting authority, in order for the holders of Common Shares to act to approve a matter on which they are voting, such matter must receive the vote of more than 50% in interest of the Common Shares which are voted at a meeting at which a quorum of Common Shares is present (or, in the case of a written Consent without a meeting, must receive the written Consent of more than 50% in interest of the aggregate Common Shares), voting as one class (and not as separate classes, notwithstanding the fact that there may be members of more than one class voting) (or such greater percentage as is then required under the Act or under the express terms of this Agreement). For purposes of the foregoing sentence, the term "quorum" means more than 50% of the then issued and outstanding Common Shares, except as provided in any share plan or share incentive plan adopted by the Company.

The annual meeting of the holders of Common Shares of the Company for the election of Directors and for the transaction of such other business as properly may come before such meeting shall be held in accordance with the By-laws. Subject to the provisions of Article 13 relating to meetings of Shareholders and related subjects, the By-laws shall govern matters relating to, among other things, annual and special meetings, notice, waiver of notice, adjournment, proxies, written consents, procedures, and telephonic meetings, to the extent not inconsistent with this Agreement.

(e)          Notwithstanding any other provision of this Agreement, Shareholders have voting rights with respect to a particular matter (to the extent provided herein with regard to categories of Shareholders permitted to vote on particular matters, and otherwise) only after such matter has first been approved by the Board of Directors, except with regard to (i) the removal of a Director (and the election of a replacement therefor in connection therewith) as provided in this Agreement, (ii) the amendment of this Agreement, and (iii) any matter as to which any share plan or share incentive plan adopted by the Company provides otherwise.

(f)          For of this Agreement, in order for a meeting of Shareholders to be considered duly held with regard to a particular question, a quorum of more than 50% in interest of the Shares which are entitled to vote at such meeting on the particular question must be present (in person or by proxy).

ARTICLE 7

Directors and Officers

7.1          General Powers of Directors.

(a)          Except as may otherwise be provided by the Act or by this Agreement, the property, affairs and business of the Company shall be managed by or under the direction of the Board of Directors, the Board of Directors may exercise all the powers of the Company (including but not limited to deciding whether to make various tax elections), and the Shareholders shall have no right to act on behalf of or bind the Company. The Directors shall act only as a Board, and the individual Directors shall have no power as such. Subject to the provisions of this Agreement and the By-laws with regard to Board of Directors actions that can be taken without a quorum, the approval of a matter by a majority of the Directors present at a meeting at which a quorum is present shall constitute approval by the Board of Directors (or, in the case of a written consent without a meeting, the approval of a matter by all of the Directors shall constitute approval by the Board of Directors).

(b)          Unless expressly provided otherwise under this Agreement, the Board of Directors shall have the exclusive authority to make all determinations under this Agreement and under the By-laws.

(c)          No contract or transaction among the Company and one or more of its Affiliates, Directors or officers, or among the Company and any other Entity in which one or more of the Company's Affiliates, Directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the Director or officer is present at or participates in the meeting of the Board of Directors or of a committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if:

(i)          The material facts as to such Affiliate's, Director's or officer's relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested Directors, even though the disinterested Directors be less than a quorum;

(ii)         The material facts as to such Affiliate's, Director's or officer's relationship or interest and as to the contract or transaction are disclosed or are known to the Shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by more than 50% in interest of the Common Shares which are present and entitled to vote at a meeting at which a quorum is present (or, in the case of a written Consent without a meeting, more than 50% in interest of the aggregate Common Shares), voting as one class (and not as separate classes, notwithstanding the fact that there may be members of more than one class voting), who are not Affiliates of any of the interested Persons involved in such transaction; or

(iii)        The contract or transaction is fair as to the Company.

Common or interested Directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

Notwithstanding the foregoing provisions of this Section 7.1(c), the Company shall not enter into or renew any agreement pursuant to which any Affiliate of any Director would provide management services for any property which secures a Company investment, unless such agreement is approved by a majority of the Directors who (a) are not officers of the Company, (b) are neither related to any Company officer nor represent concentrated or family holdings of the Company's Shares, and (c) are, in the view of the Board of Directors, free of any relationship that would interfere with the exercise of independent judgment; and, if such approval is obtained in the case of a particular contract, such approval shall be deemed to satisfy the requirements of this Section 7.1(c).

7.2          Number and Term of Office of Directors.

(a)          The number of seats constituting the entire Board of Directors shall be at least five and no more than 15, with the exact number of seats on the Board of Directors to be determined from time to time by resolution of the Board of Directors. At least a majority of the Directors in office at any point in time must be individuals who are not employed by the Company or by any Affiliate of the Company. Each Director (whenever elected) shall hold office until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, or removal. A Director shall not be required to be a Shareholder or a resident of the State of Delaware.

(b)          At all times the Board of Directors shall be divided into three classes, as nearly equal in numbers as the then total number of directors constituting the entire Board of Directors permits, with the term of office of one class expiring each year (with the first such class expiration to occur at the first annual meeting of Shareholders); and the Board of Directors shall have sole power to make such determinations. At the first annual meeting of the holders of Common Shares, only the Directors of the first class shall be elected by the holders of Common Shares (in accordance with Section 6.2 hereof), and such persons shall hold office thereafter for a term expiring at the third succeeding annual meeting. At the second annual meeting of Shareholders, only the Directors of the second class shall be elected by the holders of Common Shares (in accordance with Section 6.2 hereof), and such persons shall hold office thereafter for a term expiring at the third succeeding annual meeting. At the third annual meeting of Shareholders, only the Directors of the third class shall be elected by the holders of Common Shares (in accordance with Section 6.2 hereof), and such persons shall hold office thereafter for a term expiring at the third succeeding annual meeting. At each subsequent annual meeting of Shareholders thereafter, the successors to any class of directors whose term shall then expire shall be elected by the holders of Common Shares (in accordance with Section 6.2 hereof) to hold office for a term expiring at the third succeeding annual meeting.

7.3          By-law Provisions. The By-laws shall govern matters relating to, among other things, (a) with respect to directors, annual and special meetings, notice, waiver of notice, quorum, voting, adjournment, written consents, committees, procedures, telephonic meetings, resignations, removals, vacancies, books and records, reports, and compensation and reimbursement of expenses, to the extent not inconsistent with this Agreement, (b) with respect to officers, all matters not governed by this Agreement, and (c) employee benefit matters, which matters shall be subject to and managed as provided by the discretion of the Board of Directors.

ARTICLE 8

Exculpation and Indemnification

8.1          Limitations on Liability, and Indemnification of, Directors and Officers.

(a)          No director or officer of the Company shall be liable, responsible or accountable in damages or otherwise to the Company or any of the Shareholders for any act or omission performed or omitted by him or her, or for any decision, except in the case of fraudulent or illegal conduct of such person. For purposes of this Section 8.1, the fact that an action, omission to act or decision is taken on the advice of counsel for the Company shall be evidence of good faith and lack of fraudulent conduct.

(b)          All Directors and officers of the Company shall be entitled to indemnification from the Company for any loss, damage or claim (including any reasonable attorney's fees incurred by such person in connection therewith) due to any act or omission made by him or her, except in the case of fraudulent or illegal conduct of such person; provided, that any indemnity shall be paid out of, and to the extent of, the assets of the Company only (or any insurance proceeds available therefor), and no Shareholder shall have any personal liability on account thereof.

(c)          The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person acted fraudulently or illegally.

(d)          The indemnification provided by this Section 8.1 shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any agreement, vote of Shareholders or Directors, or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such a person.

(e)          Any repeal or modification of this Section 8.1 shall not adversely affect any right or protection of a Director or officer of the Company existing at the time of such repeal or modification.

(f)          The Company may, if the Board of Directors of the Company deems it appropriate in its sole discretion, obtain insurance for the benefit of the Company's Directors and officers, relating to the liability of such persons.

ARTICLE 9

Transfers of Interests; Admission of New Shareholders

9.1          Transfers. The Shares shall be freely transferable; and any Person who is a Transferee of Shares shall, by having such status, (a) automatically become a Shareholder of the Company with no further action being required on such Person's part, and (b) automatically be bound to the terms and conditions of this Agreement (and be entitled to the rights of a Shareholder hereunder), without the requirement for execution of this Agreement by such Person. Mechanical aspects of the transfer of Shares shall be as set forth in the By-laws.

ARTICLE 10

Dissolution and Termination

10.1        Events of Dissolution.

(a)          In accordance with Section 18-801 of the Act, and the provisions therein permitting this Agreement to specify the events of the Company's dissolution, the Company shall be dissolved and the affairs of the Company wound up upon the vote of the Shareholders pursuant to Section 6.2(b) hereof. Unless dissolution is (i) required by the Act and (ii) cannot be waived by this Agreement, no other event shall cause the dissolution of the Company, including the death, retirement, resignation, expulsion, bankruptcy (as defined in Section 18-304 of the Act) or dissolution of a Shareholder or the occurrence of any other event that terminates the continued membership of a Shareholder in the Company.

(b)          Dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until the assets of the Company shall have been distributed as provided herein and a certificate of cancellation of the Certificate has been filed with the Secretary of State of the State of Delaware.

10.2        Application of Assets. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied, first, as required by Section 18-804(a)(1) of the Act, and then in the manner, and in the order of priority, set forth in Article 5.

10.3        Gain or Losses in Process of Liquidation. Any gain or loss or disposition of Company property in the process of liquidation shall be credited or charged to the Capital Accounts of Shareholders in accordance with the provisions of Article 3. Any property distributed in kind in the liquidation shall be valued and treated as though the property was sold at its fair market value and the cash proceeds were distributed. The difference between the fair market value of property distributed in kind and its Book Value shall be treated as a gain or loss on the sale of such property and shall be credited or charged to the Capital Account of Shareholders in accordance with Article 3; provided, that no Shareholder shall have the right to request or require the distribution of the assets of the Company in kind.

10.4        Procedural and Other Matters.

(a)          Upon dissolution of the Company and until the filing of a certificate of cancellation as provided in Section 10.4(b), the Persons winding up the affairs of the Company may, in the name of, and for and on behalf of, the Company, prosecute and defend suits, whether civil, criminal or administrative, gradually settle and close the business of the Company, dispose of and convey the property of the Company, discharge or make reasonable provision for the liabilities of the Company, and distribute to the members any remaining assets of the Company, in accordance with this Article 10 and all without affecting the liability of Shareholders and Directors and without imposing liability on a liquidating trustee.

(b)          The Certificate may be canceled upon the dissolution and the completion of winding up of the Company, by any Person authorized to cause such cancellation in connection with such dissolution and winding up.

ARTICLE 11

Appointment of Attorney-in-Fact

11.1        Appointment and Powers.

(a)          Each Shareholder hereby irrevocably constitutes and appoints the Company's chief executive officer, with full power of substitution, as his, her or its true and lawful attorney-in-fact, with full power and authority in his, her or its name, place and stead to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents, instruments and conveyances as may be necessary or appropriate to carry out the provisions or purposes of this Agreement, including, without limitation, the following: (i) the Certificate; (ii) all other certificates and instruments and amendments thereto that the Board of Directors deems appropriate to qualify or continue the Company as a limited liability company in the jurisdiction in which the Company may conduct business; (iii) all instruments that the Board of Directors deems appropriate to reflect a change or modification of the Company in accordance with the terms of this Agreement; (iv) all conveyances and other instruments that the Board of Directors deems appropriate to reflect the dissolution and termination of the Company; (v) all fictitious or assumed name certificates required or permitted to be filed on behalf of the Company; (vi) any and all documents necessary to admit Shareholders to the Company, or to reflect any change or transfer of a Shareholder's Company Interest, or relating to the admission or increased Capital Contribution of a Shareholder; (vii) any amendment or other document to be filed as referenced in Section 2.2, 3.1(d) or 3.1(f) of this Agreement; and (viii) all other instruments that may be required or permitted by law to be filed on behalf of or relating to the Company and that are not inconsistent with this Agreement.

(b)          The authority granted by this Section 11.1 (i) is a special power of attorney coupled with an interest, is irrevocable, and shall not be affected by the subsequent incapacity or disability of the Shareholder; (ii) may be exercised by a signature for each Shareholder or by listing the names of all of the Shareholders executing this Agreement with a single signature of any such Person acting as attorney-in-fact for all of them; and (iii) shall survive the Transfer by a Shareholder of the whole or any portion of his, her or its Company Interest.

11.2        Presumption of Authority. Any Person dealing with the Company may conclusively presume and rely upon the fact that any instrument referred to above, executed by such Person acting as attorney-in-fact, is authorized, regular and binding, without further inquiry.

ARTICLE 12

Certain Provisions Relating to

Changes in Control and Business Combinations

12.1        Definitions. For purposes of this Article 12, the following definitions shall apply:

"Associate" when used to indicate a relationship with any Person, means:

(a)          Any Entity (other than the Company or a Subsidiary of the Company) of which such Person is an officer, director or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities of such Entity;

(b)          Any trust or other estate in which such Person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and

(c)          Any Relative of such Person, or any Relative of a spouse of such Person, who has the same home as such Person or who is a Director or officer of the Company or a manager, director or officer of any of its Affiliates.

"Beneficial Owner" when used with respect to Company Interests, means a Person:

(a)          That, individually or with any of its Affiliates or Associates, beneficially owns Company Interests, directly or indirectly; or

(b)          That, individually or with any of its Affiliates or Associates, has (i) the right to acquire Company Interests (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement, or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; or (ii) the right to vote Company Interests pursuant to any agreement, arrangement or understanding; or

(c)          That has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of Company Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such Company Interests.

"Business Combination" means:

(a)          Unless the merger, consolidation or exchange of Company Interests does not alter the contract rights of the Company Interests as expressly set forth in this Agreement or change or convert in whole or in part the outstanding Company Interests, any merger, consolidation or exchange of Company Interests or any Subsidiary with (i) any Interested Party or (ii) any other Entity (whether or not itself an Interested Party) which is, or after the merger, consolidation or exchange of interests would be, an Affiliate of an Interested Party that was an Interested Party prior to the transaction;

(b)          Any sale, lease, transfer or other disposition, other than in the ordinary course of business or pursuant to a distribution or any other method affording substantially proportionate treatment to the Shareholders, in one transaction or a series of transactions in any 12-month period, to any Interested Party or any Affiliate of any Interested Party (other than the Company or any of its Subsidiaries) of any assets of the Company or any Subsidiary having, measured at the time the transaction or transactions are approved by the Board of Directors of the Company, an aggregate book value as of the end of the Company's most recently ended fiscal quarter of 10 percent or more of the total market value of the outstanding Company Interests or of its net worth as of the end of its most recently ended fiscal quarter;

(c)          The issuance or transfer by the Company or any Subsidiary, in one transaction or a series of transactions, of any Company Interests or any equity securities of a Subsidiary which have an aggregate market value of five percent or more of the total market value of the outstanding Company Interests to any Interested Party or any Affiliate of any Interested Party (other than the Company or any of its Subsidiaries) except pursuant to the exercise of warrants or rights to purchase securities pro-rata to all Shareholders or any other method affording substantially proportionate treatment to those Shareholders;

(d)          The adoption of any plan or proposal for the liquidation or dissolution of the Company in which anything other than cash will be received by an Interested Party or any Affiliate of any Interested Party;

(e)          Any reclassification of securities or recapitalization of the Company, or any merger, consolidation or exchange of Company Interests with any of its Subsidiaries which has the effect, directly or indirectly, in one transaction or series of transactions, of increasing by five percent or more the total number of outstanding Company Interests, the proportionate amount of the outstanding Company Interests or the outstanding number of any class of equity securities of any Subsidiary which is directly or indirectly owned by any Interested Party or any Affiliate of any Interested Party; or

(f)          The receipt by any Interested Party or any Affiliate of any Interested Party (other than the Company or any of its Subsidiaries) of the benefit, directly or indirectly (except proportionately as a holder of Company Interests), of any loan, advance, guarantee, pledge or other financial assistance or any tax credit or other tax advantage provided by the Company or any of its Subsidiaries.

"Interested Party" means any Person (other than (i) the Company or (ii) any subsidiary of the Company) that:

(a)          Is the beneficial owner, directly or indirectly, of 10 percent or more of the outstanding Company Interests;

(b)          Is an Affiliate or Associate of the Company and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10 percent or more of the then outstanding Company Interests; or

(c)          Is an Affiliate or Associate of (a) or (b).

For purposes of determining whether a Person is an Interested Party, the number of Company Interests deemed to be outstanding shall include Company Interests deemed beneficially owned by the Person through the definition of Beneficial Ownership set forth above but shall not include any other Company Interests which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

"Market Value" means:

(a)          In the case of Company Interests, the highest closing sale price during the 30-day period immediately preceding the date in question of a Company Interest of the same class or series on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which the Company Interest of the same class or series is listed, or, if the Company Interest of the same class or series is not listed on any such exchange, the highest closing bid quotation with respect to such a Company Interest of the same class or series during the 30-day period preceding the date in question on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association for such day or any system then in use, or, if no such quotations are available, the fair market value on the date in question of such a Company Interest of the same class or series as determined by the Board of Directors in good faith; and

(b)          In the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors in good faith.

"Subsidiary" means any Person (other than an individual) in which the Company, directly or indirectly, holds a majority of the voting securities.

12.2        Business Combinations.

(a)          Unless an exemption under Section 12.3(c) applies, the Company may not engage in any Business Combination with any Interested Party or any Affiliate of an Interested Party for a period of five years following the most recent date on which such Interested Party became an Interested Party (the "Five Year Tolling Period"), unless:

(i)          in addition to any vote otherwise required by law or this Agreement, the Board of Directors of the Company, prior to the most recent date upon which the Interested Party became an Interested Party, approved either the Business Combination or the transaction which resulted in the Interested Party becoming an Interested Party; or

(ii)         on or subsequent to the date upon which the Interested Party became an Interested Party, the Business Combination is (A) approved by at least two-thirds of the persons who are then members of the Board of Directors and (B) authorized at an annual or special meeting of the Shareholders (and not by written consent) by the affirmative vote of at least two-thirds in interest of the Shareholders, excluding the Company Interests held by an Interested Party who will (or whose Affiliate will be) a party to the Business Combination or by an Affiliate or Associate of that Interested Party, voting together as a single class.

(b)         Unless an exemption under Section 12.3 applies, in addition to any vote otherwise required by law or this Agreement, a Business Combination proposed by an Interested Party or an Affiliate of the Interested Party after the Five Year Tolling Period shall be permitted only if recommended by the Board of Directors who are present at a duly-called meeting at which a quorum is present and approved by the affirmative vote of at least:

(i)          80% in interest of all Shareholders, voting together as a single voting group; and

(ii)         Two-thirds in interest of the Shareholders, excluding Company Interests held by an Interested Party who will (or whose Affiliate will) be a party to the Business Combination or by an Affiliate or Associate of the Interested Party, voting together as a single voting group.

12.3        Exemptions.

(a)          For purposes of this Section 12.3:

"Announcement Date" means the first general public announcement of the proposal or intention to make a proposal of the Business Combination or its first communication generally to the Shareholders, whichever is earlier;

"Determination Date" means the most recent date on which the Interested Party became an Interested Party; and

"Valuation Date" means:

(i)          For a Business Combination voted upon by the Shareholders, the latter of the day prior to the date of the vote or the day 20 days prior to the consummation of the Business Combination; and

(ii)         For a Business Combination not voted upon by the Shareholders, the date of the consummation of the Business Combination.

(b)          The vote required by Section 12.2(b) does not apply to a Business Combination if (1) the Business Combination or the transaction which resulted in the Interested Party becoming an Interested Party shall have been approved by the Board of Directors prior to the Determination Date or (2) each of the conditions in items (i) through (iii) below is met:

(i)          The aggregate amount of the cash and the market value as of the Valuation Date of consideration other than cash to be received for each Company Interest in such Business Combination (whether or not the Interested Party has previously acquired the particular class or series of Company Interest in question) is at least equal to the highest of the following:

(A)         The highest per Company Interest price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Party for any Company Interests of the same class or series acquired by it within the five-year period immediately prior to the Announcement Date of the proposal of the Business Combination, plus an amount equal to interest compounded annually from the earliest date on which the highest per Company Interest acquisition price was paid (for the same class or series) through the Valuation Date at the rate for one-year United States Treasury obligations from time to time in effect, less the aggregate amount of any cash distributions paid and the market value of any distributions paid in other than cash, per Company Interest (for the same class or series) from the earliest date through the Valuation Date, up to the amount of the interest; or

(B)         The highest per Company Interest price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Party for any Company Interest of the same class or series acquired by it on, or within the five-year period immediately before, the Determination Date, plus an amount equal to interest compounded annually from the earliest date on which the highest per Company Interest acquisition price was paid for the same class or series through the valuation Date at the rate for one-year United States Treasury obligations from time to time in effect, less the aggregate amount of any cash distributions paid and the market value of any distributions paid in other than cash, per Company Interest of the same class or series from the earliest date through the Valuation Date, up to the amount of the interest; or

(C)         The highest preferential amount per Company Interest to which the holders of Company Interests of such class or series are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company; or

(D)         The Market Value per Company Interest of the same class or series on the Announcement Date, plus an amount equal to interest compounded annually from that date through the Valuation Date at the rate for one-year United States Treasury obligations from time to time in effect, less the aggregate amount of any cash distributions paid and the market value of any distributions paid in other than cash, per Company Interest of the same class or series from that date through the Valuation Date, up to the amount of interest; or

(E)         The Market Value per Company Interest of the same class or series on the Determination Date, plus an amount equal to interest compounded annually from that date through the Valuation Date at the rate for one-year United States Treasury obligations from time to time in effect, less the aggregate amount of any cash distributions paid and the Market Value of any distributions paid in other than cash, per Company Interest of the same class or series from that date through the Valuation Date, up to the amount of the interest; or

(F)         The price per Company Interest equal to the Market Value per Company Interest of the same class or series on the Announcement Date or on the Determination Date, whichever is higher, multiplied by the fraction of:

(1)         The highest per Company Interest price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Party for any Company Interests of the same class or series acquired by it within the five-year period immediately prior to the Announcement Date, over

(2)         The Market Value per Company Interest of the same class or series on the first day in such five- year period on which the Interested Party acquired the Company Interests.

(ii)         The consideration to be received by the holders of any Company Interests is to be in cash or in the same form as the Interested Party has previously paid for Company Interests, except to the extent that the Shareholders otherwise elect in connection with their approval of the proposed transaction under Section 6.2 of this Agreement. If the Interested Party has paid for Company Interests with varying forms of consideration, the form of consideration for such Company Interests of the same class or series shall be either cash or the form used to acquire the largest number of Company Interests of the same class or series previously acquired by it, except to the extent that the Shareholders otherwise elect.

(iii)        After the Determination Date and prior to the consummation of such Business Combination:

(A)         There shall have been no failure to declare and pay at the regular date therefor (if applicable) any full periodic distributions (whether or not cumulative) on any outstanding Company Interests or other securities of the Company;

(B)         There shall have been:

(1)         No reduction in the annual rate of distributions made with respect to any class or series of Company Interests (except as necessary to reflect any subdivision of Company Interests); and

(2)         An increase in such annual rate of distributions as necessary to reflect any reclassification, recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding Company Interests; and

(C)         The Interested Party did not become the Beneficial Owner of any additional Company Interests except as part of the transaction which resulted in such Interested Party becoming an Interested Party or by virtue of proportionate Company Interest splits or distributions.

The provisions of items (A) and (B) of this subsection (b)(iii) do not apply if no Interested Party or an Affiliate or Associate of the Interested Party voted as a member of the Board of Directors of the Company in a manner inconsistent with such items (A) and (B) and the Interested Party, within 10 days after any act or failure to act inconsistent with such items, notifies the Board of Directors of the Company in writing that the Interested Party disapproves thereof and requests in good faith that the Board of Directors rectify such act or failure to act.

(c)          The provisions of Section 12.2 do not apply to any Business Combination of the Company with an Interested Party that became an Interested Party inadvertently, if the Interested Party:

(i)          As soon as practicable (but not more than 10 days after the Interested Party knew or should have known it had become an Interested Party) divests itself of a sufficient amount of Company Interests so that it no longer is the beneficial owner, directly or indirectly, of 10 percent or more of the outstanding Company Interests; and

(ii)         Would not at any time with the five-year period preceding the Announcement Date with respect to the Business Combination have been an Interested Party except by inadvertence.

12.4        Amendment. Notwithstanding any other provisions of this Agreement, this Article 12 may be amended or repealed only by a vote of 80% in interest of all Shareholders, voting together as a single class, excluding Company Interests held by any Interested Party or any Affiliate of an Interested Party.

12.5        Certain Determinations with Respect to this Article 12. The Board of Directors shall have the power to determine for the purposes of this Article 12, on the basis of information known to the Directors: (i) the number of Company Interests of which any Person is the Beneficial Owner, (ii) whether a Person is an Affiliate or Associate of another, (iii) whether a Person has an agreement, arrangement or understanding with another as to the matters referred to in the definition of "Beneficial Owner" as hereinabove defined, (iv) whether two or more transactions constitute a "series of transactions," and (v) such other matters with respect to which a determination is required under this Article 12.

ARTICLE 13

Voting Rights of Certain Control Company Interests

13.1        Definitions. For purposes of this Article 13, the following definitions shall apply:

"Acquiring Person" means a person who makes or proposes to make a Control Company Interests Acquisition, or such Person's Affiliate or Associate.

"Associate" when used to indicate a relationship with any Person means:

(a)          An "Associate" as defined in Section 12.1; or

(b)          A Person that:

(i)          Directly or indirectly controls, or is controlled by, or is under common control with, the Person specified; or

(ii)         Is acting or intends to act jointly or in concert with the Person specified.

"Control Company Interests" means those Company Interests that, except for this Article 13, would, if aggregated with all other Company Interests (including Company Interests the acquisition of which is excluded from the definition "Control Company Interests Acquisition" below) owned by a Person or in respect of which that Person is entitled to exercise or direct the exercise of voting power, except solely by virtue of a revocable proxy, entitle that Person, directly or indirectly, to exercise or direct the exercise of the voting power of any class or series of Company Interests within any of the following ranges of voting power:

(a)          One-fifth or more, but less than one-third of all voting power;

(b)          One-third or more, but less than a majority of all voting power; or

(c)          A majority or more of all voting power.

Control Company Interests includes Company Interests only to the extent that the Acquiring Person, following the acquisition of the Company Interests, is entitled, directly or indirectly, to exercise or direct the exercise of voting power within any level of voting power set forth in this section for which approval has not been obtained previously under Section 13.2.

"Control Company Interests Acquisition" means the acquisition, directly or indirectly, by any Person (other than (i) the Company or (ii) any subsidiary of the Company), of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding Control Company Interests. Control Company Interests Acquisition does not include the acquisition of Control Company Interests:

(a)          Under the laws of descent and distribution;

(b)          Under the satisfaction of a pledge or other security interest created in good faith and not for the purpose of circumventing this Article 13; or

(c)          Under a merger, consolidation or exchange of interests if the Company is a party to the merger, consolidation or exchange of interests.

Unless the acquisition entitles any Person, directly or indirectly, to exercise or direct the exercise of voting power of Company Interests in excess of the range of voting power previously authorized or attained under an acquisition that is exempt under items (a), (b) or (c) of this definition, "Control Company Interests Acquisition" does not include the acquisition of Company Interests in good faith and not for the purpose of circumventing this Article 13, by or from any Person whose voting rights have previously been authorized by the Shareholders in compliance with this Article 13 or any Person whose previous acquisition of Company Interests would have constituted a Control Company Interests Acquisition but for the exclusions in items (a) through (c) of this definition.

"Interested Company Interests" means Company Interests in respect of which an Acquiring Person is entitled to exercise or direct the exercise of the voting power of Company Interests in the election of Directors or otherwise.

13.2        Voting Rights.

(a)          Control Company Interests acquired in a Control Company Interests Acquisition have no voting rights except to the extent approved by the Shareholders at a meeting held under Section 13.4 by the affirmative vote of two-thirds in interest of all Shareholders, excluding any votes cast with respect to Interested Company Interests.

(b)          For purposes of this Section 13.2:

(i)          Company Interests acquired within 180 days or Company Interests acquired under a plan to make a Control Company Interests Acquisition are considered to have been acquired in the same acquisition; and

(ii)         A Person may not be deemed to be entitled to exercise or direct the exercise of voting power with respect to Company Interests held for the benefit of others if the Person:

(A)         Is acting in the ordinary course of business, in good faith and not for the purpose of circumventing the provisions of this Section of the Agreement; and

(B)         Is not entitled to exercise or to direct the exercise of the voting power of the Company Interests unless the Person first seeks to obtain the instruction of another person.

13.3        Acquiring Person Statement. Any Person who proposes to make or who has made a Control Company Interests Acquisition may deliver an Acquiring Person statement to the Company at the Company's principal office. The Acquiring Person statement shall set forth all of the following:

(a)          The identity of the Acquiring Person and each other member of any group of which the Person is a part for purposes of determining Control Company Interests;

(b)          A statement that the Acquiring Person statement is given under this Article 13;

(c)          The number of Company Interests owned (directly or indirectly) by the Acquiring Person and each other member of any group;

(d)          The applicable range of voting power as set forth in the definition of "Control Company Interests"; and

(e)          If the Control Company Interests Acquisition has not occurred:

(i)          A description in reasonable detail of the terms of the proposed Control Company Interests Acquisition; and

(ii)         Representations of the Acquiring Person, together with a statement in reasonable detail of the facts on which they are based, that:

(A)         The proposed Control Company Interests Acquisition, if consummated, will not be contrary to law; and

(B)         The Acquiring Person has the financial capacity, through financing to be provided by the Acquiring Person, and any additional specified sources of financing required under Section 13.5, to make the proposed Control Company Interests Acquisition.

13.4        Special Meeting.

(a)          Except as provided in Section 13.5, if the Acquiring Person requests, at the time of delivery of an Acquiring Person statement, and gives a written undertaking to pay the Company's expenses of a special meeting, except the expenses of opposing approval of the voting rights, within ten days after the day on which the Company receives both the request and undertaking, the Board of Directors of the Company shall call a special meeting of the Shareholders, to be held within 50 days after receipt of the Acquiring Person statement and undertaking, for the purpose of considering the voting rights to be accorded the Company Interests acquired or to be acquired in the Control Company Interests Acquisition.

(b)          The Board of Directors may require the Acquiring Person to give bond, with sufficient surety, to reasonably assure the Company that this undertaking will be satisfied.

(c)          Unless the Acquiring Person agrees in writing to another date, the special meeting of Shareholders shall be held within 50 days after the day on which the Company has received both the request and the undertaking.

(d)          If the Acquiring Person makes a request in writing at the time of delivery of the Acquiring Person statement, the special meeting may not be held sooner than 30 days after the day on which the Company receives the Acquiring Person statement.

(e)          If no request is made under subsection (a) of this Section 13.4, the issue of the voting rights to be accorded the Company Interests acquired in the Control Company Interests Acquisition may, at the option of the Company, be presented for consideration at any meeting of the Shareholders. If no request is made under subsection (a) of this Section 13.4 and the Company proposes to present the issue of the voting rights to be accorded the Company Interests acquired in a Control Company Interests Acquisition for consideration at any meeting of the Shareholders, the Company shall provide the Acquiring Person with written notice of the proposal not less than 20 days before the date on which notice of the meeting is given.

13.5        Calls.

(a)          A call of a special meeting of Shareholders is not required to be made under Section 13.4 unless, at the time of delivery of an Acquiring Person statement under Section 13.3, the Acquiring Person has:

(i)          Entered into a definitive financing agreement or agreements with one or more responsible financial institutions or other entities that have the necessary financial capacity, providing for any amount of financing of the Control Company Interests Acquisition not to be provided by the Acquiring Person; and

(ii)         Delivered a copy of the agreements to the Company.

13.6        Notice of Meeting.

(a)          If a special meeting of the Shareholders is requested, notice of the special meeting shall be given as promptly as reasonably practicable by the Company to all Shareholders of record as of the record date set for the meeting, whether or not the Shareholder is entitled to vote at the meeting.

(b)          Notice of the special or annual meeting at which the voting rights are to be considered shall include or be accompanied by the following:

(i)          A copy of the Acquiring Person statement delivered to the Company under Section 13.3; and

(ii)         A statement by the Board of Directors setting forth its position or recommendation, or stating that it is taking no position or making no recommendation, with respect to the issue of voting rights to be accorded the Control Company Interests.

13.7        Redemption Rights.

(a)          If an Acquiring Person statement has been delivered on or before the 10th day after the Control Company Interests Acquisition, the Company may, at its option, redeem any or all Control Company Interests, except Control Company Interests for which voting rights have been previously approved under Section 13.2, at any time during a 60-day period commencing on the day of a meeting at which voting rights are considered under Section 13.4 and are not approved.

(b)          In addition to the redemption rights authorized under subsection (a) of this Section 13.7, if an Acquiring Person statement has not been delivered on or before the 10th day after the Control Company Interests Acquisition, the Company may, at its option, redeem any or all Control Company Interests, except Control Company Interests for which voting rights have been previously approved under Section 13.2, at any time during a period commencing on the 11th day after the Control Company Interests Acquisition and ending 60 days after the acquiring person statement has been delivered.

(c)          Any redemption of Control Company Interests under this Section shall be at the fair value of the Company Interests. For purposes of this section, "fair value" shall be determined:

(i) As of the date of the last acquisition of Control Company Interests by the Acquiring Person in a Control Company Interests Acquisition or, if a meeting is held under Section 13.4, as of the date of the meeting; and

(ii)         Without regard to the absence of voting rights for the Control Company Interests.

13.8        Amendment. Notwithstanding any other provisions of this Agreement, this Article 13 may only be amended or repealed by a vote of 80% in interest of all Shareholders, voting together as a single class, excluding any votes cast with respect to Interested Company Interests.

ARTICLE 14

Miscellaneous Provisions

14.1        Notices.

(a)          Except as otherwise provided in this Agreement or in the By-laws, any and all notices, consents, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given only if in writing and the same shall be delivered either in hand, by telecopy, or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postage prepaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).

(b)          All notices, demands, and requests to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of receipt or refusal.

(c)          All such notices, demands and requests shall be addressed as follows: (i) if to the Company, to its principal place of business, as set forth in Article 2 hereof and (ii) if to a Shareholder, to the address of such Shareholder listed on the Company's Shareholder register.

(d)          By giving to the other parties written notice thereof, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address.

14.2        Word Meanings. The words such as "herein", "hereinafter", "hereof" and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires.

14.3        Binding Provisions. The covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the heirs, legal representatives, successors and assignees of the respective parties hereto.

14.4        Amendment and Modification. Unless otherwise specifically provided in this Agreement, this Agreement may be amended, modified or supplemented only by the vote, at a duly held meeting, of more than 50% in interest of the then-outstanding Common Shares (or, in the case of a written Consent without a meeting, more than 50% in interest of the aggregate then-outstanding Common Shares), voting or acting as one class (and not as separate classes, notwithstanding the fact that there may be members of more than one class voting); provided, however, that Section 8.1 shall not be amended, modified or supplemented, unless such amendment, modification or supplement receives the Consent of at least 80% in interest of the holders of then-outstanding Common Shares.

14.5        Waiver. The waiver by any party hereto of a breach of any provisions contained herein shall be in writing, signed by the waiving party, and shall in no way be construed as a waiver of any succeeding breach of such provision or the waiver of the provision itself.

14.6        Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to such state's laws concerning conflicts of laws. In the event of a conflict between any provision of this Agreement and any nonmandatory provision of the Act, the provision of this Agreement shall control and take precedence.

14.7        Separability of Provisions. Each provision of this Agreement shall be deemed severable, and if any part of any provision is held to be illegal, void, voidable, invalid, nonbinding or unenforceable in its entirety or partially or as to any party, for any reason, such provision may be changed, consistent with the intent of the parties hereto, to the extent reasonably necessary to make the provision, as so changed, legal, valid, binding and enforceable. If any provision of this Agreement is held to be illegal, void, voidable, invalid, nonbinding or unenforceable in its entirety or partially or as to any party, for any reason, and if such provision cannot be changed consistent with the intent of the parties hereto to make it fully legal, valid, binding and enforceable, then such provision shall be stricken from this Agreement, and the remaining provisions of this Agreement shall not in any way be affected or impaired, but shall remain in full force and effect.

14.8        Headings. The headings contained in this Agreement (including but not limited to the titles of the Schedules and Exhibits hereto) have been inserted for the convenience of reference only, and neither such headings nor the placement of any term hereof under any particular heading shall in any way restrict or modify any of the terms or provisions hereof.

14.9        Further Assurances. The Shareholders shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement.

14.10      Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

14.11      Entire Agreement. This Agreement, and all Schedules and Exhibits hereto, constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and supersedes all prior understandings or agreements, oral or written, between the parties.

IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of the Company, has executed and delivered this Second Amended and Restated Certificate of Formation and Operating Agreement on behalf of the Shareholders who have duly approved this Agreement as required by Section 14.4 as of the day and year first-above written.

By:	/s/Michael L. Falcone
	Name:	Michael L. Falcone
	Title:	Chief Executive Officer